PROSPECTUS SUPPLEMENT NO. 1 DATED FEBRUARY 1, 2013 (To Prospectus dated May 3, 2011)	Rule 424(b)(3) Registration No. 333-173221

NEURALSTEM, INC.

716,675 Shares

Common Stock

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated May 3, 2011 related to the resale of our common stock from time to time by certain shareholders (“Prospectus”), of Neuralstem, Inc. (”Company). This supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus and all supplements thereto.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our common stock involves a high degree of risk. You are urged to read the section entitled “Risk Factors” beginning on page 4; of the Prospectus, which describes specific risks and other information that should be considered before you make an investment decision.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the prospectus, as well as the other information contained in this supplement and the prospectus. This supplement and the prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this supplement and the prospectus.

REPRICING OF WARRANTS

On January 11, 2013, we received a proposal from certain warrant holders (“Holders”). Pursuant to the proposal, the Holders agreed to exercise certain warrants for cash in exchange for the Company: (i) reducing the current exercise price of their outstanding warrants from $2.14 to $1.25, and (ii) issuing such Holders a replacement warrant, equal to the number of warrants exercised pursuant to the their proposal (“Replacement Warrant”). The terms of the Replacement Warrants are to be substantially similar to the Holders’ original warrants, have an exercise price of $1.25 and an expiration date of March 31, 2020.

This Supplement is being filed to reduce the exercise price of the following warrants from $2.14 to $1.25:

Holder	No. of Warrants Repriced
Market Development Consulting Group, Inc.	58,000
Total	58,000

Prospectus Supplement No. 1 Dated February 1, 2013